Exhibit 5.1

 PRYOR CASHMAN LLP
7 Times Square, New York, NY 10036
Tel: 212-421-4100
Fax: 212-326-0806
www.pryorcashman.com

October 17, 2012

JBI, Inc.
1783 Allanport Rd
Thorold, Ontario L0S1K0

Ladies and Gentlemen:

We have acted as legal counsel to JBI, Inc., a Nevada corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of 10,000,000 shares (the “Shares”) of the Company’s common stock, $.001 par value per share (the “Common Stock”), pursuant to the 2012 Long-Term Incentive Plan (the “Plan”).

We have made such inquiries and examined such documents as we considered necessary for the purposes of this opinion, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction, of the following:

(i)	the Articles of Incorporation of the Company, as amended;

(ii)	the Bylaws of the Company;

(iii)	the Registration Statement;

(iv)	the Plan; and

(v)	such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

We have further assumed that the Company has reserved for issuance an adequate number of authorized and unissued shares of Common Stock for issuance under the Plan.  As to various questions of fact material to this opinion, we have relied, to the extent we deemed reasonably appropriate, upon representations of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Based upon the foregoing, subject to the assumptions, qualifications and limitations set forth herein and having regard for such legal considerations as we deem relevant, we are of the opinion that the shares of Common Stock covered by the Registration Statement have been duly authorized and, when the Registration Statement registering such shares has become effective under the Securities Act, and when such shares are issued and sold in accordance with the Plan, such shares will be legally issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and to the use of our name in the prospectus constituting a part thereof.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

The opinions expressed herein are specifically limited to the laws of the State of Nevada applicable to Private Corporations (Title 7, Chapter 78 of the Nevada Revised Statutes) and the federal laws of the United States of America and are as of the date hereof.  We assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

This opinion is furnished in connection with the transactions covered hereby.  This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without prior written consent.

Very truly yours, /s/ Pryor Cashman LLP Pryor Cashman LLP